Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release:

JPMorgan Chase reaches settlements with SEC, FCA, OCC and Federal Reserve on CIO trading matter

New York, September 19, 2013 – JPMorgan Chase & Co. today announced that it has entered into settlements with the Securities and Exchange Commission, the U.K. Financial Conduct Authority, the Board of Governors of the Federal Reserve System, and the Office of the Comptroller of the Currency regarding the firm’s Chief Investment Office trading incident and its aftermath. Total penalties in the amount of approximately $920 million will be paid to resolve these investigations.

The settlements are a major step in the firm’s ongoing efforts to put these issues behind it. The Company cooperated extensively with each of these inquiries, and continues to cooperate with ongoing inquiries, including the prosecutions of the two former CIO employees.

Jamie Dimon, Chairman and Chief Executive Officer, said: “We have accepted responsibility and acknowledged our mistakes from the start, and we have learned from them and worked to fix them. We will continue to strive towards being considered the best bank – across all measures – not only by our shareholders and customers, but also by our regulators. Since these losses occurred, we have made numerous changes that have made us a stronger, smarter, better Company.”

Lee R. Raymond, Lead Director of the Company’s Board of Directors, said, “The Company has been engaged in a comprehensive program of remediation to address, among other things, the deficiencies reflected in the regulators’ findings. The remedial steps undertaken demonstrate substantial and healthy introspection as well as the seriousness of our commitment to a strong control environment. The Board has overseen these remedial efforts, and has been focused on assuring that management’s interactions with the Board and the Company’s regulators are robust and timely. Our Company has learned from its mistakes, and our Board is confident that our management team is fully committed to ensuring they don’t recur.”

Investor Contact:	Sarah Youngwood	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438

J.P. Morgan Chase & Co.

News Release

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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